Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of February 28, 2023 (this “Supplemental Indenture”), among Assurant, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (successor to U.S. Bank National Association), a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of March 28, 2013 (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), pursuant to which the Company issued, and the Trustee authenticated and delivered, from time to time, certain securities which are, as of the date hereof, determined to be Outstanding Securities (as such terms are defined in the Base Indenture) under the Base Indenture, and pursuant to which the Company may issue Securities from time to time in the future (the “New Securities”);

WHEREAS, pursuant to Section 901(5) of the Base Indenture, without the consent of any Holder, the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been satisfied.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the New Securities by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the New Securities, and do hereby supplement and amend the Base Indenture pursuant to Section 901(5) without the consent of any Holder as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Definitions. Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Supplemental Indenture. Capitalized terms used but not defined in this Supplemental Indenture have the meanings assigned thereto in the Base Indenture. The meanings assigned to all defined terms used in this Supplemental Indenture shall be equally applicable to both the singular and plural forms of such defined terms.

ARTICLE TWO

AMENDMENTS

Section 201. First Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing the first three paragraphs of Section 203 with the following:

SECTION 203. Form of Reverse of Security.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of                  , as amended or supplemented from time to time (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and                 , as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof [if applicable, insert —, limited in aggregate principal amount to $                ].

[If applicable, insert — The Securities of this series are subject to redemption upon not less than 10 days’ notice by mail or electronic delivery (or another manner of transmission in accordance with the depositary’s procedures), [if applicable, insert — (1) on                  in any year commencing with the year                  and ending with the year                 through operation of the sinking fund for this series at a Redemption Price equal to 100% of the principal amount, and (2)] at any time [if applicable, insert — on or after                , 20    ], as a whole or in part, at the election of the Company, at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed [if applicable, insert — on or before                 ,                  %, and if redeemed] during the 12-month period beginning                  of the years indicated,

Year	Redemption Price	Year	Redemption Price

and thereafter at a Redemption Price equal to                  % of the principal amount, together in the case of any such redemption [if applicable, insert — (whether through operation of the sinking fund or otherwise)] with accrued interest to the Redemption Date, but interest instalments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

[If applicable, insert — [If there is a par call, insert — Prior to                 , 20     (the date that is                  prior to their maturity date) (the “Par Call Date”), the] [If there is no par call, insert — The] Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date [If there is a par call, insert — (assuming the Securities matured on the Par Call Date)] on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                 basis points less (b) interest accrued to, but excluding, the Redemption Date, and (2) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

[If there is a par call, insert — On or after the Par Call Date, the Company may redeem the Securities at its option, in whole or in part, at any time or from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.]

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities] (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities] on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities], as applicable. If there is no United States Treasury security maturing on the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities] but there are two or more United States Treasury securities with a maturity date equally distant from the [If there is a par call date, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities], one with a maturity date preceding the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities] and one with a maturity date following the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities], the Company shall select the United States Treasury security with a maturity date preceding the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities]. If there are two or more United States Treasury securities maturing on the [If there is a par call, insert — Par Call Date] [If there is no par call, insert — maturity date of the Securities] or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at its registered address. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the

Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions precedent included at the Company’s discretion shall be satisfied (or waived by the Company) or the Redemption Date may not occur and such notice may be rescinded if all such conditions precedent included at the Company’s discretion shall not have been satisfied (or waived by the Company).]

[If applicable, insert — The Securities of this series are subject to redemption upon not less than 10 days’ notice by mail or electronic delivery (or another manner of transmission in accordance with the depositary’s procedures), (1) on                 in any year commencing with the year                 and ending with the year                 through operation of the sinking fund for this series at the Redemption Prices for redemption through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below, and (2) at any time [if applicable, insert — on or after                 ], as a whole or in part, at the election of the Company, at the Redemption Prices for redemption otherwise than through operation of the sinking fund (expressed as percentages of the principal amount) set forth in the table below: If redeemed during the 12-month period beginning                  of the years indicated,

Year	Redemption Price For Redemption Through Operation of the Sinking Fund	Redemption Price For Redemption Otherwise Than Through Operation of the Sinking Fund

and thereafter at a Redemption Price equal to                  % of the principal amount, together in the case of any such redemption (whether through operation of the sinking fund or otherwise) with accrued interest to the Redemption Date, but interest instalments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.]

Section 202. Second Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing the first two paragraphs of Section 303 with the following:

The Securities shall be executed on behalf of the Company by its Chair of the Board, its President or one of its Vice Presidents. The signature of any of these officers on the Securities may be electronic, manual or facsimile.

Securities bearing the electronic, manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

Section 203. Third Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing the seventh paragraph of Section 305 with the following:

If the Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company shall not be required (A) to issue, register the transfer of or exchange any Securities of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of the mailing or electronic delivery (or other transmission in accordance with the Depositary’s procedures) of a notice of redemption of any such Securities selected for redemption under Section 1103 and ending at the close of business on the day of such mailing or electronic delivery (or other transmission in accordance with the Depositary’s procedures), or (B) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

Section 204. Fourth Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing Section 704 with the following:

SECTION 704. Reports by Company.

The Company shall:

(1) file with the Trustee, within 15 days after the Company has filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3) transmit by mail to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

The availability of the foregoing materials on the Commission’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

Section 205. Fifth Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing Section 1102 with the following:

SECTION 1102. Election to Redeem; Notice to Trustee.

The election of the Company to redeem any Securities shall be evidenced by a Board Resolution or in another manner specified as contemplated by Section 301 for such Securities. In case of any redemption at the election of the Company of less than all the Securities of any series (including any such redemption affecting only a single Security), the Company shall, at least 20 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date, of the principal amount of Securities of such series to be redeemed and, if applicable, of the tenor of the Securities to be redeemed. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Company shall furnish the Trustee with an Officers’ Certificate evidencing compliance with such restriction.

Section 206. Sixth Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing the first paragraph of Section 1104 with the following:

Notice of redemption shall be given by mail or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register.

Section 207. Seventh Amendment. The Base Indenture is hereby amended solely with respect to any and all New Securities by replacing the final paragraph of Section 1104 with the following:

Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions precedent included at the Company’s discretion shall be satisfied (or waived by the Company) or the Redemption Date may not occur and such notice may be rescinded if all such conditions precedent included at our discretion shall not have been satisfied (or waived by the Company).

ARTICLE THREE

MISCELLANEOUS

Section 301. Date and Time of Effectiveness. This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.

Section 302. Supplemental Indenture Incorporated Into Indenture. The terms and conditions of this Supplemental Indenture shall be deemed to be part of the Indenture for all purposes relating to the New Securities. The Base Indenture is hereby incorporated by reference herein and the Base Indenture, as supplemented by this Supplemental Indenture, is in all respects adopted, ratified and confirmed.

Section 303. Separability. In case any provision in this Supplemental Indenture, or in the Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 304. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and the holders of New Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

Section 305. Successors. Subject to Section 109 of the Base Indenture, all agreements of the Company and the Trustee in this Supplemental Indenture and in the Indenture shall bind their respective successors and assigns, whether so expressed or not.

Section 306. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

Section 307. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 308. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 309. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness thereof.

IN WITNESS WHEREOF, the Company has caused this Supplemental Indenture to be duly executed as of the first date written above.

ASSURANT, INC.

By:	/s/ Mark Sieb
Name: Mark Sieb
Title: Senior Vice President, Treasurer

Attest:

By:	/s/ Mariana Wisk
Name: Mariana Wisk
Title: Senior Vice President, Corporate Secretary

[Signature Page – Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jack Ellerin
Name: Jack Ellerin
Title: Vice President

[Signature Page – Supplemental Indenture]